Exhibit 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 8, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Alcoa Inc., which is incorporated by reference in Alcoa Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 8, 2003 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

We also consent to the incorporation by reference in this Registration Statement of our report dated May 10, 2002 relating to the financial statements, which appears in the Annual Report of the Alcoa Savings Plan for Bargaining Employees and the Alcoa Savings Plan for Non-Bargaining Employees on Form 11-K for the year ended December 31, 2001.

/s/  PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

June 24, 2003